Exhibit 10.11

Executive Form

FY 2020

Non-U.S.

RESTRICTED STOCK UNIT AGREEMENT

under the

Hexcel Corporation 2013 Incentive Stock Plan

This Restricted Stock Unit Agreement (the “Agreement”), is entered into as of the Grant Date, by and between Hexcel Corporation, a Delaware corporation (the “Company”), and the Grantee.

The Company maintains the Hexcel Corporation 2013 Incentive Stock Plan (the “Plan”).  The Compensation Committee (the “Committee”) of the Board of Directors of the Company (the “Board”) has determined that the Grantee shall be granted Restricted Stock Units (“RSUs”) upon the terms and subject to the conditions hereinafter contained.  Capitalized terms used but not defined herein shall have the meanings assigned to them in the Plan.

1.Notice of Grant; Acceptance of Agreement.  Pursuant to the Plan and subject to the terms and conditions set forth herein and therein, the Corporation hereby grants to the Grantee the number of RSUs indicated on the Notice of Grant attached hereto as Annex A, which Notice of Grant is incorporated by reference herein.  Grantee will be deemed to accept the terms and conditions of this Agreement by clicking the “Accept” button on the Award Acceptance screen with regard to the RSUs.  By accepting the Agreement, the Grantee agrees to be bound by the terms of the Plan and this Agreement and further agrees that all the decisions and determinations of the Committee shall be final and binding.

2.Incorporation of Plan.  The Plan is incorporated by reference and made a part of this Agreement, and this Agreement shall be subject to the terms of the Plan, as the Plan may be amended from time to time. The RSUs granted herein constitute an Award within the meaning of the Plan and in the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall govern.

3.Terms of Restricted Stock Units.  The grant of RSUs provided in Section 1 hereof shall be subject to the following terms, conditions and restrictions:

(a)Each RSU (collectively “Restricted Units”) shall convert into one share of the Company’s common stock, $.01 par value per share (the “Common Stock”).  The Grantee shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in shares of the Common Stock in respect of the RSUs until such RSUs have vested and converted into shares of Common Stock (hereinafter “RSU Shares”).

(b)Should any dividends be declared and paid with respect to the shares of Common Stock during the period between (a) the Grant Date and (b) the Vesting Date (i.e., shares of Common Stock issuable under the Restricted Units are not issued and outstanding for purposes of entitlement to the dividend), the Company shall credit to a dividend equivalent bookkeeping account (the “Dividend Equivalent Account”) the value of the dividends that would have been paid if the outstanding Restricted Units at the time of the declaration of the dividend were outstanding shares of Common Stock.  At the same time that the corresponding Restricted Units are converted to shares of Common Stock and distributed to the Grantee as set forth in Section 4, the Company shall pay to the Grantee a lump sum cash payment equal to the value of the dividends credited to the Grantee’s Dividend Equivalent Account that correspond to such Restricted Units; provided, however, that any dividends that were credited to the Grantee’s Dividend Equivalent Account that are attributable to Restricted Units that have been forfeited as provided in this Agreement shall be forfeited and not payable to the Grantee.  No interest shall accrue on any dividend equivalents credited to the Grantee’s Dividend Equivalent Account.

(c)The Restricted Units may not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, except by will or the laws of descent and distribution. Any attempt to transfer Restricted Units in contravention of this Section is void ab initio. Restricted Units shall not be subject to execution, attachment or other process.

(d)Forfeiture of Restricted Units and RSU Shares on Certain Conditions. Grantee hereby acknowledges that the Hexcel Group has given or will give Grantee access to certain confidential, proprietary or trade secret information, which the Hexcel Group considers extremely valuable and which provides the Hexcel Group with a competitive advantage in the markets in which the Hexcel Group develops or sells its products.  The Grantee further acknowledges that the use of such information by Grantee other than in furtherance of Grantee’s job responsibilities with the Hexcel Group would be extremely detrimental to the Hexcel Group and would cause immediate and irreparable harm to the Hexcel Group.  In exchange for access to such confidential, proprietary or trade secret information, Grantee hereby agrees as follows:

(i)Notwithstanding anything to the contrary contained in this Agreement, should the Grantee breach the “Protective Condition” (as defined in Section 3(d)(ii)), then (A) any Restricted Units, to the extent not previously converted into RSU Shares and distributed to the Grantee, shall immediately be forfeited upon such breach, (B) the Grantee shall immediately deliver to the Company the number of RSU Shares previously distributed to the Grantee during the 180-day period prior to the termination of the Grantee’s employment with any member of the Hexcel Group and (C) if any RSU Shares were sold during the 180-day period immediately prior to such termination of employment in an arms’ length transaction or disposed of in any other manner, the Grantee shall immediately deliver to the Company all proceeds of such arms’ length sales and if disposed of otherwise than in arms’ length sale, the Fair Market Value of such RSU Shares determined at the time of disposition.  The RSU Shares and proceeds to be delivered under clauses (B) and (C) may be reduced to reflect the Grantee’s liability for taxes payable on such RSU Shares and/or proceeds.

(ii)“Protective Condition” shall mean that (A) the Grantee complies with all terms and provisions of any obligation of confidentiality contained in a written agreement with any member of the Hexcel Group signed by the Grantee, or otherwise imposed on Grantee by applicable law, and (B) during the time Grantee is employed by any member of the Hexcel Group and for a period of one year following the termination of the Grantee’s employment with any member of the Hexcel Group, the Grantee does not (1) engage, in any capacity, directly or indirectly, including but not limited to as employee, agent, consultant, manager, executive, owner or stockholder (except as a passive investor holding less than a 5% equity interest in any enterprise), in any business enterprise then engaged in competition with the business conducted by the Hexcel Group anywhere in the world; provided, however, that the Grantee may be employed by a competitor of the Hexcel Group within such one year period so long as the duties and responsibilities of Grantee’s position with such competitor do not involve the same or substantially similar duties and responsibilities as those performed by the Grantee for any member of the Hexcel Group in a business segment of the new employer which competes with the business segment(s) with which the Grantee worked or had supervisory authority over while employed by any member of the Hexcel Group during the twelve (12) months immediately preceding the date on which the Grantee’s employment terminates, (2) employ or attempt to employ, solicit or attempt to solicit, or negotiate or arrange the employment or engagement with Grantee or any other Person, of any Person who was at the date of termination of the Grantee’s employment, or within twelve (12) months prior to that date had been, a member of the senior management of any member of the Hexcel Group with whom the Grantee worked closely or was an employee with whom the Grantee worked closely or had supervisory authority over during the twelve months immediately preceding the date on which the Grantee’s employment terminates or (3) disparage any member of the Hexcel Group, any of its respective current or former directors, officers or employees or any of its respective products.

(iii)In the event Section 3(d)(i) or Section 3(d)(ii) is unenforceable in the jurisdiction in which the Grantee is employed on the date hereof, such section nevertheless shall be enforceable to the full extent permitted by the laws of any jurisdiction in which the Company shall have the ability to seek remedies against the Grantee arising from any activity prohibited by this Section 3(d).

(iv)Notwithstanding any other provision in the Plan or this Agreement to the contrary, whenever the Company may be entitled or required by law, Company policy, including, without limitation, any applicable clawback, recoupment or other policies of the Company relating to the RSU Shares, or the requirements of an exchange on which the Company’s shares are listed for trading, to cause an Award to be forfeited or to recoup compensation received by the Grantee pursuant to the Plan, including recovery of shares distributed or the proceeds of shares sold or transferred, the Grantee shall accept such forfeiture and comply with any Company request or demand for recoupment of compensation received.

4.Vesting and Conversion of Restricted Units.  Subject to Section 5, the Restricted Units shall vest and be converted into an equivalent number of RSU Shares that will be immediately distributed to the Grantee at the rate of 33-1/3% of the Restricted Units on each of the first three anniversaries of the Grant Date (each such date a “Vesting Date”).  The vesting of the Restricted Units is cumulative, but shall not exceed 100% of the RSU Shares subject to the Restricted Units.  If the foregoing schedule would produce fractional RSU Shares on a Vesting Date, the number of RSU Shares for which the Restricted Units becomes vested on such Vesting Date shall be rounded down to the nearest whole RSU Share, with the portion that did not become vested as provided above, because of the rounding down, shall become vested on the third anniversary of the Grant Date so that the entire portion of the Restricted Units is vested on the third anniversary of the Grant Date, provided that the Grantee has not had a termination of employment prior to such date, except as provided in Section 5 below.

5.Termination of Employment; Change in Control.

(a)For purposes of the grant hereunder, any transfer of employment by the Grantee within the Hexcel Group or any other change in employment that does not constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision), shall not be considered a termination of employment by the applicable member of the Hexcel Group.  Any change in employment that does constitute a “separation from service” within the meaning of Section 1.409A-1(h) of the Treasury Regulations (or any successor provision) shall be considered a termination of employment.

(b)Subject to Section 5(d), if the Grantee’s employment with a member of the Hexcel Group terminates due to death or upon a Qualifying Termination, all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee’s personal representative within 30 days of the date of such termination.  If the Grantee’s employment with a member of the Hexcel Group terminates due to the Grantee’s Retirement (as defined in the last Section hereof) or termination by the Hexcel Group following the Grantee’s Disability (as defined in the last Section hereof), all Restricted Units shall continue to vest (and be converted into an equivalent number of RSU Shares that will be distributed to the Grantee) in accordance with Section 4 above. If, following Grantee’s Retirement or termination by the Hexcel Group following the Grantee’s Disability, the Grantee dies prior to the third anniversary of the Grant Date, then all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee’s personal representative within 30 days of the date of such death.

(c)If the Grantee’s employment with a member of the Hexcel Group terminates for any reason other than due to death, Disability or Retirement, the Grantee shall forfeit all unvested Restricted Units.

(d)Notwithstanding any other provision contained herein or in the Plan, in the event of a Change in Control (as defined in the last Section hereof), and provided Grantee has been continuously employed with the Hexcel Group from the Grant Date through the date of such event or has terminated employment prior to the date of such event due to Retirement or termination by the Hexcel Group following the Grantee’s Disability, then all Restricted Units shall immediately vest, be converted into RSU Shares and be distributed to the Grantee within 30 days of the date of such Change in Control; provided that this Section 5(d) shall not apply as a result of the consummation of the merger (the “Woodward Merger”) contemplated by the AGREEMENT AND PLAN OF MERGER, dated as of January 12, 2020, by and among the Company, Woodward, Inc., and Genesis Merger Sub, Inc. Notwithstanding anything herein to the contrary, the provisions of the Plan applicable to an event described in Article X(d) of the Plan, which would include a Change in Control, shall apply to the Restricted Units and, in such event, the Committee may take such actions as it deemed appropriate pursuant to the Plan, consistent with the requirements of the Applicable Regulations (as defined below).

6.Issuance of Shares.  Any RSU Shares to be issued to the Grantee under this Agreement may be issued in either certificated form, or in uncertificated form (via the Direct Registration System or otherwise).

7.Taxes.

(a)Upon the conversion into RSU Shares of some or all of the Restricted Units, absent a notification by the Grantee to the Company which is received by the Company at least three business days prior to the date of such conversion to the effect that the Grantee will pay to the Company or its Subsidiary by check or wire transfer any any income tax, social insurance, social security, payroll tax, national insurance contributions, social contributions, other contributions, payment on account obligations or other amounts (“Withholding Taxes”) the Company reasonably determines it or its Subsidiary is required to withhold, collect or account for under applicable laws with respect to the Restricted Units which are the subject of such conversion, the Company will reduce the number of RSU Shares to be distributed to the Grantee in connection with such conversion by a number of RSU Shares the Fair Market Value on the date of such conversion of which is equal to the total amount of Withholding Taxes; provided, however, that, even in the absence of such notification from the Grantee, the Committee shall retain the discretion at all times to require the Grantee to pay to the Company or its Subsidiary by check or wire transfer the Withholding Taxes.  In the event the Grantee elects to pay to the Company or its Subsidiary the Withholding Taxes with respect to the conversion of some or all of the Restricted Units by check or wire transfer, the Company's obligation to deliver RSU Shares shall be subject to the payment in available funds by the Grantee of all Withholding Taxes with respect to the Restricted Units which are the subject of such conversion.  The Company or its Subsidiary shall, to the extent permitted by law, have the right to deduct from any payment of any kind otherwise due to the Grantee any Withholding Taxes required to be withheld, collected or accounted for with respect to such payment.  If the obligation for Withholding Taxes is satisfied by withholding RSU Shares, for tax purposes the Grantee will be deemed to have been issued the full number of RSU Shares subject to the converted Restricted Units, notwithstanding that a number of RSU Shares are held back solely for purposes of paying the Withholding Taxes.

(b)Regardless of any action the Company or its Subsidiary takes with respect to any such Withholding Taxes, the Grantee acknowledges that the ultimate liability for all Withholding Taxes legally due by the Grantee is and remains the Grantee’s responsibility and may exceed the amount actually withheld by the Company or its Subsidiary.  The Grantee further acknowledges that the Company and its Subsidiary (i) make no representations or undertakings regarding the treatment of any Withholding Taxes in connection with any aspect of the Restricted Units, including the grant, vesting or settlement of the Restricted Units and the subsequent sale of any RSU Shares acquired at settlement; and (ii) do not commit to structure the terms of the grant or any aspect of the Restricted Units to reduce or eliminate the Grantee’s liability for Withholding Taxes.  Further, if the Grantee has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Grantee acknowledges that the Company or its Subsidiaries may be required to collect, withhold or account for Withholding Taxes in more than one jurisdiction.

8.No Guarantee of Employment.  Nothing set forth herein or in the Plan shall confer upon the Grantee any right of continued employment for any period by the Hexcel Group, or shall interfere in any way with the right of the Hexcel Group to terminate such employment.

9.No Entitlement or Claims for Compensation.  In connection with the acceptance of the grant of RSUs under this Agreement, the Grantee acknowledges the following:

(a)The Plan is established voluntarily by the Company, the grant of restricted stock units under the Plan is made at the discretion of the Committee and the Plan may be modified, amended, suspended or terminated by the Company at any time.

(b)The grant of Restricted Units is voluntary and occasional and does not create any contractual or other right to receive future grants of restricted stock units, or benefits in lieu of restricted stock units, even if restricted stock units have been granted repeatedly in the past.

(c)All decisions with respect to future grants of restricted stock units, if any, will be at the sole discretion of the Committee.

(d)The Grantee is voluntarily participating in the Plan.

(e)This grant of Restricted Units and any RSU Shares acquired under the Plan in connection with the Restricted Units are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company or any Subsidiary and which are outside the scope of the Grantee’s employment contract, if any.

(f)This grant of Restricted Units and any shares acquired under the Plan and their value are not to be considered part of the Grantee’s normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, payment in lieu of notice, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

(g)This grant of Restricted Units and any RSU Shares acquired under the Plan in connection with the Restricted Units are not intended to replace any pension rights or compensation.

(h)The future value of RSU Shares is unknown and cannot be predicted with certainty.  If the Grantee vests in the Restricted Units and receives RSU Shares, the value of the acquired shares may increase or decrease.  The Grantee acknowledges and agrees that neither the Company nor any Subsidiary shall be liable for any foreign exchange rate fluctuation between the Grantee’s local currency and the United States Dollar that may affect the value of the Restricted Units or of any amounts received by the Grantee pursuant to the Restricted Units or the subsequent sale of any RSU Shares acquired in connection with the Restricted Units.

(i)The Grantee shall have no rights, claim or entitlement to compensation or damages as a result of the Grantee’s termination of employment or service for any reason whatsoever, whether or not in breach of contract or local labor law, insofar as these rights, claim or entitlement arise or may arise from the Grantee’s ceasing to have rights under or be entitled to Restricted Units as a result of such termination or loss or diminution in value of the Restricted Units or any of the RSU Shares received in connection with the Restricted Units as a result of such termination, and the Grantee irrevocably releases the Company and its Subsidiaries, as applicable, from any such rights, entitlement or claim that may arise.  If, notwithstanding the foregoing, any such right or claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Grantee shall be deemed to have irrevocably waived the Grantee’s entitlement to pursue such rights or claim.

10.Data Privacy.

(a)The Grantee hereby acknowledges and understands that the Grantee’s personal data is collected, retained, used, processed, disclosed and transferred, in electronic or other form, as described in this Agreement by and among, as applicable, the Grantee’s employer, the Company and its Subsidiaries, and third parties assisting in the implementation, administration and management of the Plan for the exclusive purpose of implementing, administering and managing the Grantee’s participation in the Plan.

(b)The Grantee understands that the Grantee’s employer, the Company and its Subsidiaries hold certain personal information about the Grantee regarding the Grantee’s employment, the nature and amount of the Grantee’s compensation and the fact and conditions of the Grantee’s participation in the Plan, including, but not limited to, the Grantee’s name, home address, telephone number and e-mail address, date of birth, social insurance number or other identification number, salary, nationality, job title, any equity or directorships held in the Company or its Subsidiaries, and details of all restricted stock units or any other entitlement to equity awarded, canceled, exercised, vested, unvested or outstanding in the Grantee’s favor, in connection with the implementation, management and administration of the Plan (the “Data”).

(c)The Grantee understands that the Data may be transferred to the Company, its Subsidiaries and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in the Grantee’s country, or elsewhere, and that the recipient’s country may have a lower standard of data privacy rights and protections than the Grantee’s country of residence.  The Grantee understands that the Grantee may request a list with the names and addresses of any recipients of the Data by contacting the Grantee’s local human resources representative.  The Grantee understands that the recipients receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing the Grantee’s participation in the Plan, including transfers of such Data to a broker or other third party.  The Grantee understands that the Data will be held only as long as is necessary to implement, administer and manage the Grantee’s participation in the Plan in accordance with applicable law.  The Grantee understands that the Grantee may, at any time, request to access or be provided the Data, request additional information about the storage and processing of the Data, require any corrections or amendments to the Data, in any case without cost and to the extent permitted by law, by contacting in writing the Grantee’s local human resources representative.  The Grantee may also refuse or withdraw the consents in the Agreement; the Grantee understands, however, that not providing or withdrawing consent to the processing of his/her Data may affect the Grantee’s ability to participate in the Plan.  For more information on the processing of his or her Data and other personal data, the Grantee is referred to the Privacy Notice made available provided to him/her by his/her employer.

11.Country Specific Terms.  Notwithstanding anything to the contrary herein, the Restricted Units shall be subject to the Country-Specific Terms attached hereto as an Addendum to this Agreement.  In addition, if the Grantee relocates to one of the countries included in the Country-Specific Terms, the special terms and conditions for such country will apply to the Grantee to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan.  The Country-Specific Terms constitute part of this Agreement and are incorporated herein by reference.

12.Section 409A.

(a)It is intended that this Agreement comply in all respects with the requirements of Section 409A of the Code and applicable Treasury Regulations and other generally applicable guidance issued thereunder (collectively, the “Applicable Regulations”), and this Agreement shall be interpreted for all purposes in accordance with this intent.

(b)Notwithstanding any term or provision of this Agreement (including any term or provision of the Plan incorporated in this Agreement by reference), the parties hereto agree that, from time to time, the Company may, without prior notice to or consent of the Grantee, amend this Agreement to the extent determined by the Company, in the exercise of its discretion in good faith, to be necessary or advisable to prevent the inclusion in the Grantee’s gross income pursuant to the Applicable Regulations of any compensation intended to be deferred hereunder. The Company shall notify the Grantee as soon as reasonably practicable of any such amendment affecting the Grantee.

(c)In the event that the RSU Shares issuable or amounts payable under this Agreement are subject to any taxes, penalties or interest under the Applicable Regulations, the Grantee shall be solely liable for the payment of any such taxes, penalties or interest.  Although the Company intends to administer the Plan and this Agreement to prevent adverse taxation under the Applicable Regulations, the Company does not represent nor warrant that the Plan or this Agreement complies with any provision of federal, state, local or other tax law.

(d)Except as otherwise specifically provided herein, the time for distribution of the RSU Shares as provided in Sections 4, 5(b) and 5(d) shall not be accelerated or delayed for any reason, unless to the extent necessary to comply with or permitted under the Applicable Regulations.

(e)Notwithstanding any term or provision of this Agreement to the contrary, if the Grantee is a specified employee (as defined in Section 409A(a)(2)(B)(i) of the Code) as of the date of his or her termination of employment, then any RSU Shares issuable or amounts payable to the Grantee under this Agreement on account of his or her termination of employment shall be issued or paid to the Grantee upon the later of (i) the date such RSU Shares or amounts would otherwise be issuable or payable to the Grantee under this Agreement without regard to this Section 12(e) and (ii) the date which is six months following the date of the Grantee’s termination of employment.  The preceding sentence shall not apply in the event Grantee’s termination of employment is due to his or her death.  If the Grantee should terminate employment for a reason other than his or her death but subsequently die during the six-month period described in subclause (ii) of the first sentence above, such six-month period shall be deemed to end on the date of the Grantee’s death.

13.Notices.  Any notice required or permitted under this Agreement shall be deemed given when delivered personally, or when deposited in a United States Post Office, postage prepaid, addressed, as appropriate, to the Grantee at the last address specified in Grantee’s employment records, or such other address as the Grantee may designate in writing to the Company, Attention:  Corporate Secretary, or such other address as the Company may designate in writing to the Grantee.

14.Failure to Enforce Not a Waiver.  The failure of either party hereto to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

15.Governing Law/Jurisdiction/Resolution of Disputes.  This Agreement shall be governed by and construed according to the laws of the State of Delaware, USA, without regard to the conflicts of laws provisions thereof. Any disputes arising under or in connection with this Agreement shall be resolved by binding arbitration before three arbitrators constituting an Employment Dispute Tribunal, to be held in the state of Connecticut, USA in accordance with the commercial rules and procedures of the American Arbitration Association.  Judgment upon the award rendered by the arbitrator shall be final and subject to appeal only to the extent permitted by law.  Each party shall bear such party’s own expenses incurred in connection with any arbitration. Anything to the contrary notwithstanding, each party hereto has the right to proceed with a court action for injunctive relief or relief from violations of law not within the jurisdiction of an arbitrator.

16.Miscellaneous.  This Agreement cannot be changed or terminated orally. This Agreement and the Plan contain the entire agreement between the parties relating to the subject matter hereof. This Agreement inures to the benefit of, and is binding upon, the Company and its successors-in-interest and its assigns, and the Grantee, the Grantee’s heirs, executors, administrators and legal representatives. The section headings herein are intended for reference only and shall not affect the interpretation hereof.

17.Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

18.Definitions.  For purposes of this Agreement:

(a)“Cause” shall mean:

(i)the willful and continued failure by the Grantee to substantially perform his duties or discharge his responsibilities to the Company, or to follow the reasonable requests of his supervisor to undertake actions falling within the scope of such duties and responsibilities; or

(ii)any fraudulent or intentional misconduct by the Grantee that causes or might reasonably be expected to cause material reputational, financial or other harm to the Company, or any improper or grossly negligent failure by the Grantee, including in a supervisory capacity, to identify, escalate, monitor or manage, in a timely manner and as reasonably expected, risks that cause or might reasonably be expected to cause material reputational, financial or other harm to the Company; or

(iii)any conduct that violates the covenants set forth in Section 3(c) hereof or restrictive covenants in any other written agreement between the Grantee and the Company, or violates requirements of the Company embodied in its employee policies adopted from time to time including, but not limited to, policies directed to ethical business conduct, insider trading, anti-corruption, harassment, and other policies proscribing or prohibiting conduct as an employee of the Company; or

(iv)the Grantee becomes subject to a suspension or debarment proceeding, or related investigations, conducted in connection with any actual or suspected violations of any United States Government procurement laws or regulations, or is for any other reason ineligible to participate in the discussion, negotiation and entering into of contracts with respect to United States government procurement, or fails to obtain or maintain any professional license reasonably required for the Grantee lawfully to perform her duties and responsibilities.

No act, or failure to act, on the Grantee's part shall be considered "willful" unless done, or omitted to be done, not in good faith and without reasonable belief that the action or omission was in the best interest of the Company. The Grantee shall not be deemed to have been terminated for Cause without delivery to the Grantee of a written notice of termination from the Chief Executive Officer specifying the grounds for Cause.

(b)“Change in Control” shall mean:

(i)any person (as defined in Section 3(a)(9) of the Securities Exchange Act of1934, as amended (the "Exchange Act"), as modified and used in Sections 13(d) and 14(d) of the Exchange Act) (a "Person") is or becomes the Beneficial Owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of more than 50% of either (A) the combined fair market value of the then outstanding stock of the Company (the “Total Fair Market Value”) or (B) the combined voting power of the then outstanding securities entitled to vote generally in the election of directors of the Company (the “Total Voting Power”); excluding, however, the following: (I) any acquisition by the Company or any of its affiliates, (II) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates, (III) any Person who becomes such a Beneficial Owner in connection with a transaction described in the exclusion within paragraph (4) below and (IV) any acquisition of additional stock or securities by a Person who owns more than 50% of the Total Fair Market Value or Total Voting Power of the Company immediately prior to such acquisition; or

(ii)any Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company that, together with any securities acquired directly or indirectly by such Person within the immediately preceding twelve-consecutive month period, represent 40% or more of the Total Voting Power of the Company; excluding, however, any acquisition described in sub-clauses (I) through (IV) of subsection (1) above; or

(iii)a change in the composition of the Board such that the individuals who, as of the original effective date of this Agreement, constitute the Board (such individuals shall be hereinafter referred to as the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this definition, that any individual who becomes a director subsequent to such effective date, whose election, or nomination for election by the Company’s stockholders, was made or approved by a vote of at least a majority of the Incumbent Directors (or directors whose election or nomination for election was previously so approved) shall be considered an Incumbent Director; but, provided, further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a person or legal entity other than the Board shall not be considered an Incumbent Director; provided finally, however, that, as of any time, any member of the Board who has been a director for at least twelve consecutive months immediately prior to such time shall be considered an Incumbent Director for purposes of this definition, other than for the purpose of the first proviso of this definition; or

(iv)there is consummated a merger or consolidation of the Company or any direct or indirect subsidiary of the Company or a sale or other disposition of all or substantially all of the assets of the Company (“Corporate Transaction”); excluding, however, such a Corporate Transaction (A) pursuant to which all or substantially all of the individuals and entities who are the Beneficial Owners, respectively, of the outstanding Common Stock of the Company and Total Voting Power immediately prior to such Corporate Transaction will Beneficially Own, directly or indirectly, more than 50%, respectively, of the outstanding common stock and the combined voting power of the  then outstanding securities entitled to vote generally in the election of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Corporate Transaction of the Outstanding Common Stock and Total Voting Power, as the case may be, and (B) immediately following which the individuals who comprise the Board immediately prior thereto constitute at least a majority of the board of directors of the company resulting from such Corporate Transaction (including, without limitation, a company which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); provided, however, that notwithstanding anything to the contrary in subsections (1) through (4) above, an event which does not constitute a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the assets of the Company, each as defined in Section 1.409A-3(i)(5) of the Treasury Regulations (or any successor provision), shall not be considered a Change in Control for purposes of this Agreement.

(c)“Disability” shall mean Disability as determined under the Company’s then-existing long-term disability compensation programs;

(d)“Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended;

(e)“Hexcel Group” shall mean the Company and its Subsidiaries;

(f)“Person” shall have the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Sections 13(d) and 14(d) of the Exchange Act and shall include “persons acting as a group” within the meaning of Section 1.409A-3(i)(5)(v)(B) of the Treasury Regulations (or any successor provision);

(g)“Qualifying Termination” shall mean a termination of Grantee’s employment with a member of the Hexcel Group without Cause or for Good Reason, in each case during the twenty-four month period beginning on the date of the consummation of the Woodward Merger;

(h)“Retirement” shall mean termination of the Grantee’s employment with a member of the Hexcel Group, other than by reason of death or Cause, either (A) at or after age 65 or (B) at or after age 55 after five (5) years of employment by the Hexcel Group; and

(i)“Subsidiary” shall mean any “subsidiary” of the Company within the meaning of Rule 405 under the Securities Act.

ADDENDUM TO RESTRICTED STOCK UNIT AGREEMENT

COUNTRY-SPECIFIC TERMS

FOR PARTICIPANTS OUTSIDE THE U.S.

These Country-Specific Terms include additional terms and conditions that govern the Restricted Units awarded to the Grantee under the Plan if the Grantee resides in one of the countries listed below.  Capitalized terms used but not defined in these Country-Specific Terms are defined in the Plan or this Agreement and have the meanings set forth therein.

FRANCE

French Sub-Plan

The Restricted Units are intended to qualify for specific treatment under French tax and social security laws and are subject to the provisions below and the Specific and Additional Terms and Conditions for French Employees (the “French Sub-Plan”), which has been provided to the Grantee and is incorporated herein. Capitalized terms below shall have the same definitions assigned to them under the French Sub-Plan and the Agreement.

No Dividend Equivalents

The Grantee shall not be entitled to any dividend equivalents with respect to the RSUs and accordingly, no dividend equivalents shall be credited to the Grantee.

Vesting.

The following provision replaces the first sentence in Section 4 of the Agreement:

“Subject to Section 5, the Restricted Units shall vest and be converted into an equivalent number of RSU Shares that will be immediately distributed to the Grantee at the rate of 66-2/3% of the Restricted Units on the second anniversary of the Grant Date and 33-1/3% on the third anniversary of the Grant Date.”

Closed Periods

The Grantee may be subject to restrictions on sale of RSU Shares during Closed Periods as set forth in the French Sub-Plan.

UNITED KINGDOM

U.K. Sub-Plan.  The Stock Units are granted under the Sub-Plan for U.K. Employees and subject to the terms thereof.

Stock Units Payable Only in Shares.  Notwithstanding any discretion in the Plan or anything to the contrary in this Agreement, the grant of the Stock Units does not provide the Grantee any right to receive a cash payment and the Stock Units may be settled only in shares of Common Stock.

Termination of Service.  The Grantee has no right to compensation or damages on account of any loss in respect of Stock Units under the Plan where the loss arises or is claimed to arise in whole or part from: (a) the termination of the Grantee’s office or employment; or (b) notice to terminate the Grantee’s office or employment.  This exclusion of liability shall apply however termination of office or employment, or the giving of notice, is caused, and however compensation or damages are claimed.  For the purpose of the Plan, the implied duty of trust and confidence is expressly excluded.

Annex A

NOTICE OF GRANT

RESTRICTED STOCK UNIT AGREEMENT

HEXCEL CORPORATION 2013 INCENTIVE STOCK PLAN

The following employee of Hexcel Corporation, a Delaware corporation, or a Subsidiary, has been granted Restricted Stock Units in accordance with the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached.

The terms below shall have the meanings ascribed to them below when used in the Restricted Stock Unit Agreement.

Grantee
Grant Date
Aggregate Number of RSUs Granted

IN WITNESS WHEREOF, the parties hereby agree to the terms of this Notice of Grant and the Restricted Stock Unit Agreement to which this Notice of Grant is attached and execute this Notice of Grant and Restricted Stock Unit Agreement as of the Grant Date.

HEXCEL CORPORATION
Grantee

By:

Gail E. Lehman
Executive Vice President